EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Annual Report on Form 20-F on the consolidated financial statements of CN Energy Group. Inc. and its subsidiaries (the “Company”) of auditor’s opinion in the Report of Independent Registered Public Accounting Firm dated on February 18, 2025, relating to the consolidated balance sheets of the Company as of September 30, 2024 and 2023, and the related consolidated statements of income (loss) and comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years ended September 30, 2024, 2023 and 2022, and the related notes, included in its Annual Report on Form 20-F.

/s/ Enrome LLP

Singapore

February 18, 2025

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